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                       CO2E.COM/ESPEED SERVICES AGREEMENT

     THIS SERVICES AGREEMENT (this "Agreement") is made and entered into as of October 1, 2002, by and between eSpeed, Inc., a Delaware corporation ("eSpeed"), and CO2e.com, LLC, a Delaware limited liability company ("CO2e.com"). All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in Section 1 of this Agreement. eSpeed and CO2e.com are each referred to herein as a "Party" and collectively as the "Parties."

                                   WITNESSETH

     WHEREAS, CO2e.com intends to engage, inter alia, in the business of sponsoring an Electronic Trading System, which may be accessed directly through fully electronic means or through brokers via telephone, in and through which buyers and sellers of GHG Emission Reduction Units may effect transactions in those GHG Emission Reduction Units; and

     WHEREAS, eSpeed wishes to provide to CO2e.com, and CO2e.com wishes to receive from eSpeed: (A) the development, launch, maintenance, refreshment and enhancement of the global technology infrastructure for the transactional elements of the Electronic Trading System; and (B) Additional IT Services pursuant to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises contained herein, the Parties hereby mutually agree as follows:

1.   DEFINITIONS.   For purposes of this Agreement the following capitalized
terms shall have the following meanings.

     1.1   "ADDITIONAL E-COMMERCE SERVICES"   means services, other than those
listed in the next sentence, using technology developed and/or provided by eSpeed. Additional E-Commerce Services do not include Wholly Electronic eSpeed Transaction Services, Broker Assisted Transaction Services, Information Services, Private Label Systems, Additional IT Services or Web Portal Transactions.

     1.2   "ADDITIONAL E-COMMERCE SERVICES REVENUES"   means the fees,
commissions, spreads, markups, charges or other similar amounts received by CO2e.com in connection with Additional E-Commerce Services.

     1.3  "ADDITIONAL IT SERVICES"   means technology support services for
CO2e.com not directly related to the operation of the Electronic Trading System, including, but not limited to: (A) systems administration and maintenance; (B) internal network support; (C) support, maintenance, procurement and refreshment for desktops of end-user equipment; and (D) voice and data communications.

     1.4   "AFFILIATE"   of any specified party shall mean any other person or
entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified party or such specified party's parent. For the purposes of this definition, "control", when used with respect to any specified person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the

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ownership of voting securities, by contract or otherwise; and the terms
"controlling" and "controlled" have the meanings correlative to the foregoing.

     1.5   "BROKER ASSISTED TRANSACTION SERVICES"   means the effecting of
transactions involving GHG Emission Reduction Units in or through a CO2e.com Broker, including Web Portal Transactions and the entry of an order by a CO2e.com Broker into the Electronic Trading System.

     1.6   "BROKER ASSISTED TRANSACTION SERVICES REVENUES"   means the revenues
received by CO2e.com in connection with Broker Assisted Transaction Services, less any Government Taxes actually paid by CO2e.com, but increased by any rebates or refunds received by CO2e.com in respect of such Government Taxes.

     1.7   "CO2E.COM BROKER"   means an officer, director, agent, employee,
service provider or representative of CO2e.com or its Affiliates or subsidiaries.

     1.8 "CO2E.COM SERVICES" means the sponsoring of the Electronic Trading System and the provision (with the systems and technology support provided, or otherwise arranged, by eSpeed as contemplated hereby) of any one of, or any combination of, Broker Assisted Transaction Services, Clearance, Settlement and Fulfillment Services; Information Services; Additional E-Commerce Services; and Related Services.

     1.9   "CLEARANCE, SETTLEMENT AND FULFILLMENT SERVICES"   means all such
services as are necessary to clear, settle and fulfill, or arrange settlement or fulfillment as a name give-up or other intermediary of, in accordance with customary market practice and in compliance with applicable regulatory requirements, a purchase and sale of a particular GHG Emission Reduction Unit, including, but not limited to, collection of money; arrangement of delivery of GHG Emission Reduction Units; receipt, delivery and maintenance of margin and collateral, if appropriate, dealing with issues relating to failures to receive or deliver payments or GHG Emission Reduction Units; and collection and payment of transfer or similar taxes, to the extent applicable to such GHG Emission Reduction Unit. Clearance, Settlement and Fulfillment Services may include, but are not limited to, acting as a riskless principal or other intermediary between the buyer and the seller of a GHG Emission Reduction Unit.

     1.10   "CONVENTION"   means the United Nations Framework Convention on
Climate Change.

     1.11   "DAMAGES"   shall have the meaning ascribed to it in Section 7.1.

     1.12   "ELECTRONIC ESPEED TRANSACTION SERVICES"   means the effecting of
transactions (other than Broker Assisted Transactions) involving a GHG Emission Reduction Unit in, on or through the Electronic Trading System. Electronic eSpeed Transaction Services do not include Clearance, Settlement and Fulfillment Services; Information Services (if any); Additional E-Commerce Services; Additional IT Services; Web Portal Transactions; or Related Services.

     1.13   "ELECTRONIC TRADING SYSTEM"   means the hardware, software, network
infrastructure and other similar assets that are necessary or otherwise used to effect transactions on or through the electronic marketplace sponsored by CO2e.com, utilizing technology developed and provided by eSpeed, on or through which wholesale transactions in, and


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purchases and sales of, GHG Emission Reduction Units, may be effected in whole or in part electronically.

     1.14   "FORCE MAJEURE"   shall have the meaning ascribed to it in
Section 12.

     1.15   "GHG EMISSIONS"   means carbon dioxide, methane, nitrous oxide,
hydrofluorocarbons, perflurocarbons and any other gas substance that is the subject of the Convention and related protocols, treaties, agreements and instruments, or other gases, tradable renewable energy instruments, and other tradable environmental instruments subject to domestic, regional, or international regulation.

     1.16   "GHG EMISSION REDUCTIONS"   means a reduction in GHG Emissions.

     1.17   "GHG EMISSION REDUCTION UNITS"   means all rights, benefits, title
and interest related, in whole or in part, to GHG Emission Reductions, or derivatives thereof, including futures contracts and options on futures contracts involving GHG Emission Reduction Units, whether in existence as of the date of this Agreement or arising in the future, without limitation:

          1.17.1 any credit issued or granted by a Government Agency in connection with GHG Emission Reductions;

          1.17.2 any tradable allowance or allocated pollution right issued or granted in connection with GHG Emission Reductions;

          1.17.3 the sole right to claim credit in any reporting program established or maintained by any Government Agency for creation of GHG Emission Reductions;

          1.17.4 the sole right to bank GHG Emission Reductions in any registry system established or maintained by any Government Agency or non-governmental organization or entity (a "GHG Emission Reductions Registry");

          1.17.5 the sole right to any form of acknowledgment by a Governmental Agency that actions have been taken by a party or parties in connection with GHG Emission Reductions that result in the reduction, avoidance, sequestration or mitigation of GHG Emissions;

          1.17.6   the sole right to use GHG Emission Reductions;

          1.17.7 the sole right to any form of acknowledgment by a Government Agency to claim reduction from an emissions baseline when that baseline can be used for establishing a tradable GHG Emission allowance allocation, and that beneficial ownership in this reduction, avoidance, sequestration or mitigation or related tradable allowances can be;

          1.17.8 banked for credit in the event of regulation requiring a party to reduce, avoid, compensate for or otherwise mitigate GHG Emissions;

          1.17.9 claimed by a party for credit against that party's compliance requirement;

          1.17.10   put to any other sanctioned use; or


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          1.17.11   transferred to another party for any reason;

          1.17.12 the sole right to any form of acknowledgment by an International Agency in respect of GHG Emission Reductions including that the GHG Emission Reductions constitute tradable emissions reduction units; and

          1.17.13 the sole right to any offset of anthropogenic GHG Emissions caused wholly or in part by the GHG Emission Reductions.

     1.18   "GOVERNMENT AGENCY"   means any national, international, federal,
provincial, state, municipal, county, regional or local government or authority, and includes:

          1.18.1 any department, commission, bureau, board, administrative agency or regulatory body of any government;

          1.18.2   an International Agency;

          1.18.3 any person or corporation acting as a Registrar in connection with a GHG Emission Reductions Registry; or

          1.18.4 any person or corporation acting as an agent for a Governmental Agency.

     1.19   "GOVERNMENT TAX"   means the imposition of a special tax or
surcharge by a Government Agency on the trading of GHG Emissions Reduction
Units.

     1.20   "GOVERNING LAW"   shall have the meaning ascribed to it in
Section 14.7.

     1.21   "HOSTING SERVICES"   means services provided by eSpeed to CO2e.com
in the development, support and maintenance of CO2e.com's affiliated web portal.

     1.22   "INDEMNIFIED PARTY"   shall have the meaning ascribed to it in
Section 7.3.

     1.23   "INDEMNIFYING PARTY"   shall have the meaning ascribed to it in
Section 7.3.

     1.24   "INFORMATION"   means information relating to bids, offers or
trades, or any other content, data or market information, that is input into, created by or otherwise resides on the Electronic Trading System.

     1.25   "INFORMATION SERVICES"   means the sale, license or other provision
of Information to a Person with respect to the Electronic Trading System as a separate service not in connection with transactions by such Person on or through the Electronic Trading System.

     1.26   "INFORMATION SERVICES REVENUES"   means the revenues received by
CO2e.com in connection with the sale of Information Services.

     1.27   "INTELLECTUAL PROPERTY"   means all patents, trademarks, trade
secrets, service marks, trade names, labels, slogans, copyrights, drawings, designs, software, code, inventions, processes, procedures, research records, market surveys, and know-how, show-how and other intellectual property rights of the Person.


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     1.28   "INTERNATIONAL AGENCY"   means any international commission, bureau,
board, administrative agency or regulatory body responsible for measures to achieve objectives of the Convention.

     1.29   "LOSS EVENT"   shall have the meaning ascribed to it in Section 4.2.

     1.30   "MATERIAL ADVERSE EFFECT"   shall have the meaning ascribed to it in
Section 6.3.

     1.31   "NEW PRODUCTS"   means any products that are not GHG Emission
Reduction Unit, but which pursuant to the provisions of Section 3.3 the Parties agree will be treated as a GHG Emission Reduction Unit for purposes of this Agreement.

     1.32   "PERSON"   means any individual, corporation, general or limited
partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or governmental or regulatory authority or agency.

     1.33   "PRICING DECISIONS"   means the markups, markdowns, rates and
schedules of commissions for Wholly Electronic eSpeed Transaction Services, Broker Assisted Transaction Services, Additional E-Commerce Services and Information Services discussed in Section 4.1(D)(iii), including any variation thereof, by way of rebate, discount or otherwise.

     1.34   "PRIVATE LABEL SYSTEM"   means the sale, license or other provision
of eSpeed's Intellectual Property or Electronic Trading System for use by a person (other than eSpeed, CO2e.com or their Affiliates) for any purpose.

     1.35   "PRIVATE LABEL SYSTEM REVENUES"   means the revenues received in
connection with the sale of a Private Label System.

     1.36   "PRODUCT DECISIONS"   means: (A) the definition of the GHG Emission
Reduction Units; and (B) the rules relating to the mechanics of trading GHG Emission Reduction Units, and associated trading issues.

     1.37   "PROPRIETARY INFORMATION"   means any and all non-public information
of a Person, whether in the form of, documents, software, reports, data, records, forms, or otherwise, including information relating to its market participants, trading information, financial data, statistical data, strategic business plans, services (or other proprietary data), pricing or pricing strategies, site usage, buyer and seller lists, buyer and seller information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans, technology, source codes, proprietary know-how, and other non-public confidential information of the Person or its Affiliates, customers, clients or suppliers that, in any case, is created, developed or discovered by and/or for a Person, or is acquired by a Person from others.

     1.38   "PROVIDING PARTY"   shall have the meaning ascribed to it in
Section 13.1.

     1.39   "RECEIVING PARTY"   shall have the meaning ascribed to it in
Section 13.1.

     1.40   "RELATED SERVICES"   means: (A) credit and risk management services;
(B) services related to sales positioning of GHG Emission Reduction Units; (C) oversight of customer


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suitability and regulatory compliance; and (D) such other services customary to brokerage operations.

     1.41   "TRADING SIMULATION"   means a fictional representation of existing,
potential, or hypothetical GHG Emission Reduction Unit market(s) for use as an instructional, training, planning, or policy development tool to assist prospective market participants, developers, or policy makers to understand how GHG Emission Reduction Unit markets may operate.

     1.42   "TRANSACTION REVENUES"   means, collectively, Wholly Electronic
eSpeed Transaction Services Revenues, Broker Assisted Transaction Services Revenues, Additional E-Commerce Services Revenues, Information Services Revenues, and other revenues, fees, commissions, spreads, markups, charges or similar amounts received, by eSpeed or CO2e.com in connection with effecting transactions on or through the Electronic Trading System.

     1.43   "WEB PORTAL TRANSACTION"   means any transaction involving GHG
Emission Reduction Units or New Products which are not represented on the Electronic Trading System but are represented on CO2e.com's affiliated web portal.

     1.44   "WHOLLY ELECTRONIC ESPEED TRANSACTION"   means any Electronic eSpeed
Transaction Service that is not a Broker Assisted Transaction.

     1.45   "WHOLLY ELECTRONIC ESPEED TRANSACTION SERVICES REVENUES"   means the
fees, commissions, spreads, markups, charges or other similar amounts received by CO2e.com or eSpeed from a customer, directly or indirectly, in connection with Electronic eSpeed Transaction Services, less any Government Taxes actually paid by CO2e.com or eSpeed, but increased by any rebates or refunds received by CO2e.com or eSpeed in respect of such Government Taxes.

2. TERM. The term of this Agreement shall commence as of the date hereof and other than those provisions which by their express terms are terminable shall be perpetual (the "Term"). This Agreement, other than those provisions which expressly provide for termination, may not be terminated for any reason, except by the mutual agreement, in writing, of CO2e.com and eSpeed. The Parties hereby acknowledge that it is the express intent of each of the Parties hereto that the contractual obligations provided for herein shall be perpetual.


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3.   SERVICES AND RIGHTS TO INFORMATION.

     3.1   eSPEED SERVICES.

          3.1.1 eSpeed shall: (A) develop, own, operate and maintain the Electronic Trading System and other technology associated therewith and shall pay for and maintain control and ownership over all such technology and eSpeed's Intellectual Property and Proprietary Information related thereto; (B) be responsible for the provision of Electronic eSpeed Transaction Services to CO2e.com's customers; (C) provide Hosting Services to an affiliated web portal for CO2e.com; (D) provide, otherwise arrange for another entity or entities to provide, Additional IT Services to CO2e.com and the Electronic Trading System; (E) except to the extent eSpeed declines to provide Additional E-Commerce Services, be responsible for providing, or otherwise arrange for another entity or entities to provide, Additional E-Commerce Services to CO2e.com and the Electronic Trading System; (F) subject to Sections 3.3 and 3.4 below, have reasonable discretion as to the manner and means of operating the Electronic Trading System and providing Electronic eSpeed Transaction Services to CO2e.com's customers and brokers in connection therewith; (G) help develop, maintain and host Trading Simulations; and (H) for the avoidance of doubt, pay for and provide to CO2e.com those services indicated on Schedule A as being provided by eSpeed.

          3.1.2 eSpeed shall provide CO2e.com with services at the same level as are provided by eSpeed to any other client or customer of eSpeed that utilizes the same hardware, software, network infrastructure and other similar assets that are utilized for the Electronic Trading System. In addition, at such time as GHG Emission Reduction Units are traded on the Electronic Trading System the Parties shall agree to appropriate qualitative service levels.

     3.2   CO2E.COM SERVICES.   CO2e.com shall: (A) be responsible for the
provision of the Clearance, Settlement and Fulfillment Services and the Related Services as well as those portions of the Broker Assisted Transaction Services and Information Services not provided by eSpeed; (B) except as provided below with respect to Product Decisions and Pricing Decisions, have reasonable discretion as to the manner and means of providing the CO2e.com Services; (C) maintain its books and records; (D) retain all rights to data and information relating to its marketplace activities and (E) for the avoidance of doubt, pay for and provide at its own cost and expense those services indicated on Schedule A as being provided by CO2e.com. In that regard, CO2e.com will be the broker for all transactions in the matching systems and, in conjunction with eSpeed pursuant to Section 3.3, will determine the various non-discretionary parameters under which transactions match in the Electronic Trading System.

     3.3   PRODUCT DECISIONS.   Any Product Decision shall be made jointly by
eSpeed and CO2e.com within 30 days. If the Parties are unable to agree on a particular Product Decision after good faith efforts to do so, then the final Product Decision shall be made by CO2e.com. Notwithstanding the foregoing, the definition and introduction of New Products shall require the prior written consent of eSpeed and CO2e.com.

     3.4   PRICING DECISIONS.   Any Pricing Decision shall be made jointly by
eSpeed and CO2e.com; provided, however, after the initial Pricing Decisions are made, CO2e.com may increase or decrease the initial commission rates and data pricing by 10% (provided, however,


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that in the event that, and for so long as, eSpeed is providing market hosting services to a third party that is a competitor of CO2e.com with respect to the trading of GHG Emissions Reduction Units CO2e.com may increase or decrease such rates and pricing by 40%). Notwithstanding the foregoing, CO2e.com shall have the right to decrease such commission rate and data pricing by greater than 40% to a level equal to the rates and pricing charged by such competitor (or by any Affiliate of eSpeed that is a competitor of CO2e.com with respect to the trading of GHG Emissions Reduction Units.)

     3.5 JOINT COOPERATION. Without limiting the authority of the Parties in their respective areas of responsibility pursuant to Sections 3.1, 3.2, 3.3 and
3.4 above, the Parties recognize the importance of providing integrated and seamless service to CO2e.com's customers. Accordingly, the Parties shall consult diligently and in good faith, as and as often as necessary, to ensure that their respective services are properly integrated. Each Party agrees to comply in all material respects with all applicable laws, rates and regulations and each Party shall cooperate with the other in all regulatory compliance matters and in complying with applicable laws, rules and regulations.

     3.6   RIGHTS TO INFORMATION.   All Information shall be deemed Proprietary
Information of CO2e.com and its sole property, which may be licensed by CO2e.com, in its discretion, to its customers solely for their internal use and not for distribution thereof, except as expressly provided herein.

     3.7   REVIEW OF SERVICE LEVELS; BASKET.

          3.7.1 eSpeed and CO2e.com shall establish a Compliance Committee (the "Compliance Committee") to be comprised of four members. eSpeed shall designate, in its sole discretion, two members to the Compliance Committee, and CO2e.com shall designate, in its sole discretion, two members to such Compliance Committee (provided that CO2e.com's designees shall be full-time employees of CO2e.com or of any of its wholly-owned subsidiaries, ultimate parent entities or wholly-owned subsidiaries of any of its ultimate parent entities). The act of a majority vote of the members of the Compliance Committee shall be the act of the Compliance Committee. The Compliance Committee shall meet promptly after notice is provided by CO2e.com to each member of the Compliance Committee of eSpeed's failure to meet a service level that are agreed to from time to time in accordance with Section 3.1.2 ("Service Level") by giving notice at least seven days prior to the meeting date. Any other meeting of the Compliance Committee may be called by any member of the Compliance Committee by giving notice to all of the members at least seven days prior to the meeting date. Members of the Compliance Committee may participate in a meeting by means of telephone if all persons participating in the meeting can hear each other at the same time. Written minutes shall be kept of all meetings of the Compliance Committee.

          3.7.2 In the event that (i) eSpeed has failed to meet a Service Level (other than a failure resulting from force majeure) and (ii) such failure, either individually or together with other Service Level failures, is material to the operation of the Electronic Trading System (a "CO2e.com Technology Request Event"), CO2e.com shall be entitled to direct eSpeed to expend an amount reasonably commensurate with the Service Level failure giving rise to such direction, up to an amount equal to 10% of the Transaction Revenues


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     received by CO2e.com in the aggregate, for the preceding 12 month period
     (the "Basket"); provided, however, that at no time shall the Basket equal an amount in excess of $10 million or equal an amount less than $1 million for any and all Service Level failures during the Term of this Agreement on technology upgrades to the Electronic Trading System. Any such expenditures must be devoted to technology upgrades by eSpeed to the Electronic Trading System designed to address such Service Level failure. If CO2e.com shall have directed eSpeed to expend an amount from the Basket in order to address the Service Level failure, the Compliance Committee shall determine, by majority vote, the amount of funds which are appropriate for expenditure to rectify a Service Level failure and the nature of the technology upgrades that the funds are to be expended upon. The Compliance Committee shall further direct and instruct the spending of such amounts from the Basket, including the timing of such expenditures. The sole remedy for an eSpeed Service Level failure or a CO2e.com Technology Request Event shall be the ability of CO2e.com, as set forth above, to direct and instruct the spending of amounts from the Basket.

     3.7.3 In the event that the Compliance Committee cannot agree as to eSpeed's performance of the Service Levels, the appropriate amount to be withdrawn from the Basket, and/or the nature or timing of the upgrades on which such amount is to be spent, as contemplated by subsection 3.7.2 above or on performance standards or expenditures required by this section, then the Compliance Committee shall submit such dispute to be resolved by binding arbitration. If there is a dispute as to the appropriate amount to withdraw from the Basket to correct a Service Level failure, then the Compliance Committee shall submit such dispute to binding arbitration as set forth below, but eSpeed shall nevertheless promptly spend the amount from the Basket which eSpeed deems appropriate to address the Service Level failure pending arbitration with respect to the balance which is under dispute.

     (i) Conduct Of Arbitration, Authority Of The Arbitrators: Any such arbitration shall be governed by the Federal Arbitration Act and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The construction, and interpretation of this Agreement, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators. In deciding the substance of the Parties' dispute, the arbitrators shall refer to the Governing Law. It is agreed that the arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances whether or not such damages may be available under state or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the American Arbitration Association, and the Parties hereby waive their right, if any, to recover any such damages.

     (ii) Forum For Arbitration And Selection Of Arbitrators: The arbitration proceeding shall be conducted in New York. Within 30 days of the notice of initiation of the arbitration procedure, each Party shall select one arbitrator. The two arbitrators shall each be a person who has over eight years professional experience and who has not previously been employed


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          by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. The two arbitrators shall select a third arbitrator. If the two arbitrators can not agree upon a third arbitrator within thirty (30) days, then the third arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The costs of arbitration shall be divided equally and each Party shall bear the costs of its own counsel fees with respect to such arbitration.

    (iii) Confidentiality: To the fullest extent permitted by law, any arbitration proceeding and the arbitrators' award shall be maintained in confidence by the Parties.

     3.8   LOCATION OF SYSTEM OPERATIONS.   The Parties understand and agree
that CO2e.com's system operations supported by eSpeed shall be conducted at a location mutually agreed upon by eSpeed and CO2e.com.

4.   SHARING AND ALLOCATION OF REVENUES; PAYMENT FOR CERTAIN SERVICES.

     4.1   REVENUES AND PAYMENTS.

     (A)   WHOLLY ELECTRONIC ESPEED TRANSACTIONS.   Subject to Section 4.1(H)
below, if a transaction is a Wholly Electronic eSpeed Transaction, then eSpeed will be entitled to 100% of the Wholly Electronic eSpeed Transaction Services Revenues and will pay to CO2e.com a fee of 50% of the Wholly Electronic eSpeed Transaction Services Revenues for providing Clearance, Settlement and Fulfillment Services; provided, however, that to the extent that exchange and third party fees are incurred with respect to a Wholly Electronic eSpeed Transaction, such fees shall be deducted from the determination of Wholly Electronic eSpeed Transaction Services Revenues.

     (B)   BROKER ASSISTED TRANSACTION SERVICES.   Subject to Section 4.1(H)
below, if a transaction is a Broker Assisted Transaction Services transaction, then CO2e.com will be entitled to 100% of the Broker Assisted Transaction Services Revenues and will pay to eSpeed a fee of (a) 15% of the Broker Assisted Transaction Services Revenues for transactions entered into on or prior to December 31, 2003 and (b) 20% of the Broker Assisted Transaction Services Revenues for transactions entered into on or after January 1, 2004 for the utilization of the Electronic Trading Systems in support of Broker Assisted Transaction Services, as well as for Hosting Services and Additional IT Services.

     (C)   ADDITIONAL E-COMMERCE SERVICES REVENUES.   If a transaction is an
Additional E-Commerce Services transaction, then CO2e.com will be entitled to 100% of the Additional E-Commerce Services Revenues and, if eSpeed has provided the Additional E-Commerce Services, will pay to eSpeed a fee of (a) 15% of the Additional E-Commerce Services Revenues if the Additional E-Commerce Services Transaction is entered into on or prior to December 31, 2002 and (b)) 20% of the Additional E-Commerce Services Revenue if the Additional E-Commerce Services Transaction is entered into on or after January 1, 2004 for the utilization of the Electronic Trading System in support of Additional E-Commerce Services.


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     (D)   INFORMATION SERVICES REVENUES.

          (i) If the Information Services transaction is the provision of Information to CO2e.com solely for it internal use, eSpeed shall not be entitled to a fee.

          (ii) If the Information Services transaction is the sale by CO2e.com of Information to which CO2e.com has added value then CO2e.com will pay eSpeed an amount that is mutually agreed by the parties.

         (iii) If the Information Services transaction is the sale by CO2e.com of Information in substantially the same form provided by eSpeed to CO2e.com, then CO2e.com will pay to eSpeed a fee of 50% of the revenues from such sale.

     (E)   PRIVATE LABEL SYSTEM.   If a transaction is a Private Label System
transaction, then eSpeed will be entitled to a fee, in an amount to be mutually agreed upon by the Parties, for the utilization of eSpeed's services in support of Private Label System Services; provided, however, that in the instance where the client requests additional product upgrades, or customization beyond that provided in standard Private Label Systems, eSpeed shall provide a price quotation to CO2e.com for such customization, which shall be added to that portion of the Private Label Revenues due eSpeed upon consummation of the sale. Pricing for any such customization shall be estimated in a manner at least as favorable to CO2e.com as eSpeed utilizes in pricing its analogous Private Label Services to third party purchasers.

     (F)   ADDITIONAL IT SERVICES.   eSpeed shall provide Additional IT Services
to CO2e.com hereunder at no additional cost or expense to CO2e.com. eSpeed may arrange for another entity or entities (subject to CO2e.com's reasonable approval) to provide Additional IT Services, eSpeed will be responsible for all fees, expenses and taxes, if any, payable to such other entity or entities for such services and CO2e.com shall be made a third-party beneficiary of any agreement between eSpeed and such other entity. In the event that (after consulting with eSpeed) CO2e.com arranges for another entity or entities to provide Additional IT Services, CO2e.com will be responsible for all fees, expenses and taxes, if any, payable to such entity or entities. CO2e.com or its designee shall be the lessee or owner of any equipment and hardware, and the licensee of any software, provided by a third party with respect to Additional IT Services.

     (G)   HOSTING SERVICE.   eSpeed shall provide Hosting Services to CO2e.com
hereunder at no additional cost or expense to CO2e.com. eSpeed may arrange for another entity or entities (subject to CO2e.com's reasonable approval) to provide Hosting Services, eSpeed will be responsible for all fees, expenses and taxes, if any, payable to such other entity or entities for such services and CO2e.com shall be made a third-party beneficiary of any agreement between eSpeed and such other entity. In the event that (after consulting with eSpeed) CO2e.com arranges for another entity or entities to provide Hosting Services, CO2e.com will be responsible for all fees, expenses and taxes, if any, payable to such entity or entities. CO2e.com or its designee shall be the lessee or owner of any equipment and hardware, and the licensee of any software, provided by a third party with respect to Hosting Services.

     (H)   ADJUSTMENTS TO REVENUE ALLOCATIONS.   For any month, for any GHG
Emission Reduction Units for which transactions during such month are effected both as Wholly

Electronic eSpeed Transactions and Broker Assisted Transactions and where Transaction Revenues are paid which are not specifically identifiable as either Wholly Electronic eSpeed Transaction Services Revenues or Broker Assisted Transaction Services Revenues (e.g. a fixed price arrangement with a CO2e.com customer covering both Electronic eSpeed Transaction Services and Broker Assisted Transaction Services), Transaction Revenues earned with respect to such GHG Emission Reduction Units shall be allocated between Wholly Electronic eSpeed transactions and Broker Assisted transactions as follows: the amount of Transaction Revenues attributable to Wholly Electronic eSpeed transactions or Broker Assisted transactions, as the case may be, for such GHG Emission Reduction Units during such month shall be equal to (i) total Transaction Revenues attributable to Wholly Electronic eSpeed transactions or Broker Assisted transactions, for such GHG Emission Reduction Units for such month multiplied by (ii) a fraction, the numerator of which is the notional volume (by currency) of all transactions in such specific GHG Emission Reduction Unit type for such month effected by Wholly Electronic eSpeed transactions or Broker Assisted transactions, as the case may be, and the denominator of which is the notional volume (by currency) of all transactions in such specific GHG Emission Reduction Unit type for such month.

     4.2   CUSTOMER NON-PAYMENTS.   In the event that a customer does not pay,
or pays only a portion of, the Transaction Revenues relating to a transaction described in Section 4.1(A), (B), (C) and (D) above (each a "Loss Event" and collectively, the "Loss Events"), then CO2e.com shall bear the loss arising from the Loss Event and CO2e.com shall ensure (by way of direct payment or otherwise) that eSpeed receive its full share of the Transaction Revenues specified in
Section 4.1(A), (B), (C) and (D) for such transaction notwithstanding any such customer failure to pay. CO2e.com shall be provided with a grace period of up to 90 days for late payments by customers after which a Loss Event will be deemed to have occurred. CO2e.com shall use commercially reasonable efforts to diligently collect Transaction Revenues, and if Cantor Fitzgerald, L.P. or its affiliates are not then providing collection services for CO2e.com, eSpeed shall have the right to review, upon reasonable prior notice and during normal business hours, any outstanding accounts.

     4.3   PAYMENT PROCEDURE.   All amounts due and payable pursuant to this
Section 4 shall be paid in the manner specified in Section 9 below.

     4.4   TAXES.

     (A) Each Party shall be fully responsible for the payment of any and all taxes required by law to be paid by that Party, except for taxes on the other Party's net income.

     (B) In the event that any tax is imposed on Transaction Revenues with respect to a transaction described in this Section 4 (other than a tax on net income), the cost of such tax shall be borne by the applicable Party in the same proportion as the applicable Transaction Revenues for such transaction are to be shared.

     4.5   TERMINATION OF CERTAIN SERVICES.

     (A) CO2e.com may, upon providing eSpeed with 180 days' prior written notice and granting eSpeed with an initial opportunity to provide Additional IT Services and eSpeed's rejection of such opportunity, arrange for another entity or entities to provide all of the Additional IT Services for CO2e.com. In the event that CO2e.com arranges for such other entity or entities to provide Additional IT Services, CO2e.com will be responsible for all fees, expenses and taxes, if any, payable to such entity or entities. CO2e.com or its designee shall be the lessee or owner of any equipment and hardware, and the licensee of any software, provided by a third party with respect to Additional IT Services.

     (B) CO2e.com may request that eSpeed provide Additional E-Commerce Services, as provided for hereunder, eSpeed may, within 30 days, refuse to provide such Additional E-Commerce Services. Upon such refusal by eSpeed, CO2e.com may arrange for another entity or entities to provide such Additional E-Commerce Services. In the event that CO2e.com arranges for another entity to provide Additional E-Commerce Services, CO2e.com will be responsible for all fees, expenses and taxes, if any, payable to such entity or entities. CO2e.com or its designee shall be the lessee or owner of any equipment and hardware, and the licensee of any software, provided by a third party with respect to Additional E-Commerce Services.

     (C) CO2e.com may, upon approval of its board or other governance body and upon providing eSpeed with 180 days' prior written notice, arrange for another entity or entities to provide Hosting Services, either in whole or part for CO2e.com, provided that such arrangement will not in eSpeed's reasonable determination interfere with its Service Levels. In the event that CO2e.com arranges for such other entity or entities to provide Hosting Services, CO2e.com will be responsible for all fees, expenses and taxes, if any, payable to such entity or entities. CO2e.com or its designee shall be the lessee or owner of any equipment and hardware, and the licensee of any software, provided by a third party with respect to Hosting Services.

     (D) Notwithstanding the foregoing, eSpeed shall continue to provide any services subject to such termination at the Service Levels provided herein until the effective date of such termination.

5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF CO2E.COM.   CO2e.com
represents, warrants and covenants to eSpeed that:

     5.1   ORGANIZATION.   CO2e.com is duly organized, validly existing and in
good standing under the laws of the state of its organization and has all requisite power and authority to carry on its business as now being conducted or proposed to be conducted.

     5.2   AUTHORITY; BINDING EFFECT.   CO2e.com has all requisite power and
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary and appropriate action on the part of CO2e.com. This Agreement has been duly executed and delivered by CO2e.com and constitutes the legal, valid and binding obligation of CO2e.com, enforceable against it in accordance with its terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

     5.3   NO CONFLICTS.   The execution and delivery of this Agreement by
CO2e.com does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation or breach of, any provision of the Limited Liability Company Operating Agreement or the Certificate of Formation of CO2e.com, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which CO2e.com is a party or by which it or any of its properties or assets may be bound (except for any such violations, breaches, defaults, conflicts or violations that, singly or in the aggregate would not have a material adverse effect on CO2e.com, eSpeed, or their properties, assets or their ability to perform their obligations under this Agreement ("Material Adverse Effect")), or (C) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CO2e.com or any of its properties or assets (except for any such conflicts or violations as, singly or in the aggregate, would not have a Material Adverse Effect).

     5.4   LITIGATION; NO UNDISCLOSED LIABILITIES.   There is no litigation
pending or, to CO2e.com's knowledge, threatened, which questions the validity or enforceability of this Agreement or seeks to enjoin the consummation of any of the transactions contemplated hereby.

6.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF ESPEED.   eSpeed represents,
warrants and covenants to CO2e.com that:

     6.1   ORGANIZATION.   eSpeed is duly organized, validly existing and in
good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted or proposed to be conducted.

     6.2   AUTHORITY; BINDING EFFECT.   eSpeed has all requisite corporate power
and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary and appropriate corporate action on the part of eSpeed. This Agreement has been duly executed and delivered by eSpeed and constitutes the legal, valid and binding obligation of eSpeed, enforceable against it in accordance with its terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

     6.3   NO CONFLICTS.   The execution and delivery of this Agreement by
eSpeed does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of eSpeed, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which eSpeed is a party or by which it or any of its properties or assets may be bound (except for any such violations, breaches, defaults, conflicts or violations that, singly or in the aggregate would not have a Material Adverse Effect), or (C) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to eSpeed or any of its properties or assets (except for any such conflicts or violations as, singly or in the aggregate, would not have a Material Adverse Effect).

     6.4   LITIGATION; NO UNDISCLOSED LIABILITIES.   There is no litigation
pending or, to eSpeed's knowledge, threatened, which questions the validity or enforceability of this Agreement or seeks to enjoin the consummation of any of the transactions contemplated hereby.

7.   INDEMNIFICATION.

     7.1   CO2E.COM'S INDEMNIFICATION OBLIGATIONS.   Subject to the terms and
conditions of this Section 7, CO2e.com agrees to defend, indemnify and hold eSpeed and eSpeed's stockholders, subsidiaries, officers, directors, Affiliates, agents, attorneys, employees and representatives harmless from and against any and all third party claims, demands, actions, causes of actions, judgments, liabilities, losses, damages, expenses, penalties, fines, taxes, and reasonable expenses and costs (including reasonable attorneys' fees) (collectively, "Damages"), directly or indirectly arising out of, resulting from or relating to:

     (A) Any unauthorized modification, misuse or other improper or unauthorized actions taken by CO2e.com, or any of CO2e.com's members, subsidiaries, officers, directors, Affiliates, agents, attorneys, employees, representatives, or any CO2e.com customers, with respect to the technologies of eSpeed and its subsidiaries and Affiliates;

     (B) The negligence or willful misconduct of CO2e.com or its members, subsidiaries, officers, directors, Affiliates, agents, attorneys, employees, representatives or customers;

     (C)   CO2e.com's customers' claims and disputes;

     (D) services, systems and technology support not provided, or otherwise arranged, by eSpeed; and

     (E) any breach of any representation or warranty by CO2e.com under this Agreement.

     7.2   eSpeed's Indemnification Obligations.

     (A) Subject to the terms and conditions of this Section 7, eSpeed agrees to defend, indemnify and hold CO2e.com and CO2e.com's members, subsidiaries, officers, directors, Affiliates, agents, attorneys, employees, representatives and customers harmless from and against any and all Damages, directly or indirectly arising out of, resulting from or relating to:

          (i) Any infringement of the Intellectual Property of any third party by eSpeed and its subsidiaries and Affiliates.

     (B) Notwithstanding the foregoing, the indemnification provided in subsection (A) above shall not apply to any Damages, directly or indirectly arising out of, resulting from or relating to:

          (i) Any unauthorized modification, misuse or other improper or unauthorized actions taken by CO2e.com, CO2e.com's members, subsidiaries, officers, directors, Affiliates, agents, attorneys, employees, representatives, or customers with respect to the systems or technology support provided by eSpeed and its Affiliates under this Agreement; and

          (ii) The negligence or willful misconduct of CO2e.com or its members, subsidiaries, officers, directors, Affiliates, agents, attorneys, employees, representatives, or customers.

     (C) Except as expressly provided herein, eSpeed shall exercise no control over, and accepts no responsibility for, the content of the Information passing through the Electronic Trading System. Use of any Information obtained via the Electronic Trading System shall be at CO2e.com's customers own risk. eSpeed specifically denies any responsibility for the accuracy or quality of Information obtained through its services. CO2e.com shall obtain, maintain, update and enforce such agreements with its customers, as are reasonably requested by eSpeed, to ensure that eSpeed is fully protected against liabilities arising from customer claims and disputes.

     (D) Access to the Electronic Trading System will be provided by eSpeed on an "as is" basis, except as otherwise provided in Section 3.1.2. Except as expressly provided herein, eSpeed makes no warranties, representations, or guarantees as to merchantability, fitness for any particular purpose or otherwise with respect to the Electronic Trading System, its content, any hardware or software provided by eSpeed, the Additional IT Services being provided or arranged by eSpeed hereunder, or any other matter. Technical difficulties could be encountered in connection with the Electronic Trading System and/or the Additional IT Services. These difficulties could involve, among others, failures, delays, malfunctions, software erosion or hardware damage, which difficulties could be the result of hardware, software or communication link inadequacies or other causes. Such difficulties could lead to possible economic and/or data loss. Neither eSpeed nor its Affiliates or any of their respective employees shall be liable for any direct or indirect Damages of whatsoever nature or have any other liability to CO2e.com, including, without limitation, any such Damages for loss resulting or arising from delays, non-deliveries, misdeliveries or service interruptions or resulting or arising from using, accessing, installing, maintaining, modifying, deactivating or attempting to access the Electronic Trading System, providing Additional IT Services or otherwise.

     (E) In case any one or more of the covenants and/or agreements of eSpeed set forth in this Agreement shall have been breached by eSpeed, CO2e.com's sole remedy shall be to protect and enforce its rights by proceeding in equity in an action for specific performance of any such covenant or agreement contained in this Agreement, and/or a temporary or permanent injunction. CO2e.com shall have no right to terminate this Agreement (other than those provisions which expressly provide for termination) or to pursue a claim for Damages in the event of any such breach or otherwise without the express written consent of eSpeed.

     7.3   RISK ALLOCATION.

     NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND -- INCLUDING LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR LOSS OF DATA -- ARISING OUT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION AS A RESULT OF ANY BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT), REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

     7.4   CLAIMS FOR INDEMNIFICATION; DEFENSE OF INDEMNIFIED CLAIMS.   A Party
entitled to indemnification pursuant to this Section 7 (an "Indemnified Party") shall provide written notice to the indemnifying party (the "Indemnifying Party") of any claim of such Indemnified Party for indemnification under this Agreement promptly after the date on which such Indemnified Party has actual knowledge of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the Indemnifying Party shall be given reasonable access to any documents or properties within the control of the Indemnified Party as may be useful or necessary in the investigation of the basis for such claim. The failure to so notify the Indemnifying Party shall not constitute a waiver of such claim except to the extent that the Indemnifying Party is materially prejudiced by such failure. If any Indemnified Party seeks indemnification hereunder based upon a claim asserted by a third party, then the Indemnifying Party shall have the right (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend such claim at its expense and through counsel of its own choosing (and reasonably acceptable to the Indemnified Party) if it gives written notice of its intention to do so no later than 20 days following notice thereof by an Indemnified Party; provided, however, that, if, in the reasonable opinion of counsel to the Indemnified Party, separate counsel is required because a conflict of interest would otherwise exist, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party; provided further, however, that the Indemnified Party shall always have the right to select one separate counsel to participate in the defense of such action on its behalf, at its own expense. If the Indemnifying Party does not so choose to defend any such claim asserted by a third party for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnified Party shall be entitled to recover from the Indemnifying Party all of the reasonable attorney's fees and other costs and expenses of litigation incurred in the defense of such claim. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, in any case be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties. Notwithstanding the assumption of the defense of any claim by an Indemnifying Party, the Indemnified Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld or delayed) if such settlement (A) does not include as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or (B) requires anything from the Indemnified Party other than the payment of money damages which the Indemnifying Party has agreed to pay in full. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its prior written consent (not to be unreasonably withheld or delayed).

     8.   RELATIONSHIP OF THE PARTIES.   The relationship of CO2e.com and eSpeed
is that of independent contractors. Pursuant to this Agreement, CO2e.com and eSpeed intend to render separate but related services to customers and to divide certain of the revenues arising from those services, but the Parties do not intend to share profits or losses (except as expressly provided in Sections 4.1 and 4.2 above and including with respect to a Loss Event as set forth in Section 4.2) or to enter into or create any partnership, and no partnership or other like arrangement shall be deemed to be created hereby. Neither CO2e.com nor eSpeed shall have any claim against the other or right of contribution with respect to any uninsured loss incurred by the other nor shall either Party have a claim or right against the other with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

9.   INVOICING AND BILLING.

     9.1 CO2e.com shall pay to eSpeed, within 5 business days of collection, the amounts due and owing to eSpeed (determined in the manner provided in Section 4 above).

     9.2 eSpeed shall invoice CO2e.com for charges for services rendered pursuant to Section 4.1(E) above on a monthly basis as incurred, such invoices to be delivered to CO2e.com by eSpeed within 15 days after the end of each calendar month. CO2e.com shall pay to eSpeed the respective amounts owing for such services provided under this Agreement within 30 days after receipt of invoice.

     9.3 CO2e.com agrees that time shall be of the essence with respect to any payments due under this Section 9.

10.   DOCUMENTATION.   All Transaction Revenues and other benefits hereunder
shall be substantiated by and payments thereof shall be preceded or accompanied by, as applicable, appropriate schedules, invoices or other documentation.

11. FORCE MAJEURE. If either Party is rendered unable, wholly or in part, by force majeure not reasonably within its control, to perform or comply with any obligation of this Agreement, upon giving notice and reasonably full particulars to the other Party, such obligation shall be suspended during the continuance and to the extent of the inability so caused (and any such failure to perform or comply shall not be deemed to constitute a breach of any kind whatsoever), provided obligations to make payments then due hereunder shall not be suspended, and provided further that the cause of suspension shall be remedied so far as possible with reasonable dispatch.

     The term "force majeure" shall include, without limitation, acts of God; hurricanes, tornadoes or like adverse weather of unusual amount, intensity or duration; fire; accidents; equipment failures; utility or transportation interruptions; labor disputes, lockouts, strikes and other industrial, civil or public disturbance; war and war-like operations; invasions; rebellions; hostilities; sabotage; obtaining of required permits or approvals (provided prompt and proper application there for is made); compliance with any laws, orders, rules, or regulations; inability to obtain third-party cooperation; acts of restraints of government or governmental bodies, courts or authorities, civil or military; and other matters beyond the reasonable control of the applicable party.

12.   PROPRIETARY INFORMATION.

     12.1 In consideration of a Party furnishing (the "Providing Party") Proprietary Information (as defined below) to the other Party (the "Receiving Party"), CO2e.com and eSpeed agree that the Providing Party's Proprietary Information will be kept confidential by the Receiving Party, will not be disclosed to any other person, and will be used by the Receiving Party only for purposes consistent with the performance of this Agreement. The Receiving Party shall use the same care and discretion to avoid disclosure, publication or dissemination as it uses with its own similar information that it does not wish to disclose, publish or disseminate, and in any case no less than reasonable care, to safeguard the Providing Party's Proprietary Information from unauthorized disclosure. The Receiving Party shall inform each of its Representatives receiving the Proprietary Information of the confidential nature of the Proprietary Information and shall direct such Representatives to treat the Proprietary Information confidentially in accordance with each of the terms and conditions of this Agreement, and the Receiving Party shall be responsible for any use of the Proprietary Information by its Representatives inconsistent with this Agreement. Without the prior written consent of the Providing Party and subject to the other provisions of this Agreement, the Receiving Party will not, and will direct its Representatives not to, disclose to any third person that any Proprietary Information has been made available from the Providing Party.

     12.2 If the Receiving Party is required pursuant to legal process to disclose any of the Providing Party's Proprietary Information or any discussions between the Parties, the Receiving Party will promptly notify the Providing Party to permit it to seek a protective order or take other appropriate action. The Receiving Party will cooperate in the Providing Party's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Proprietary Information or discussions between the Parties. If, in the absence of a protective order, the Receiving Party or any of its Representatives is, in the written opinion of counsel addressed to it, compelled as a matter of law to disclose the Proprietary Information or the discussions between the Parties, the Receiving Party may disclose to the Person compelling disclosure only that part of the Proprietary Information or the discussions as is required by law to be disclosed.

     12.3 The Receiving Party will promptly notify the Providing Party in writing if any information comes to the attention of any of its Representatives, which information may indicate there was or is likely to be a loss of confidentiality of any portion of the Providing Party's Proprietary Information. The Receiving Party shall, at the Providing Party's expense, use reasonable efforts to retrieve the lost or wrongfully disclosed Proprietary Information and to prevent further unauthorized disclosure or loss of any Proprietary Information.

     12.4 Notwithstanding the foregoing, it is understood that any information known or available in the trade or otherwise in the public domain, through no act or failure to act by the Receiving Party or its Representative(s), or previously and lawfully known to the Receiving Party or subsequently lawfully acquired by the Receiving Party from third parties not under any obligation of confidentiality or secrecy to the Providing Party, will not be deemed to be Proprietary Information.

     12.5 The Parties acknowledge and understand that this Agreement does not limit or restrict the ability of either Party to engage in its respective business, nor does it limit either Party's use or application of any information or knowledge acquired or developed independently without breach of this Agreement in the course of such business.

     12.6 Each Party acknowledges that any breach or violation of this Section 12 cannot be sufficiently remedied by money damages alone and, accordingly, the Providing Party will be entitled, in addition to damages and any other remedies provided by law, to seek specific performance, injunctive and other equitable relief respecting any such violation.

     12.7 For purposes of this Agreement, "Representatives" shall include each of the Parties and their respective members, subsidiaries, officers, directors, Affiliates, agents, attorneys, employees, representatives, or customers.

     12.8 Each Party agrees that each of the covenants regarding Proprietary Information contained in this Section 12 is a reasonable covenant under the circumstances, and further agrees that if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenants in this Section 12 as so amended.

     12.9 Neither Party will possess or assert any lien or security interest against or in the other Party's Proprietary Information. No licenses are granted in either Party's Proprietary Information except as expressly set forth in this Agreement. Each Party will return the other Party's Proprietary Information promptly upon request.

     12.10 The provisions of this Section 12 shall survive the expiration or termination of this Agreement for a period of three years.

13.   MISCELLANEOUS.

     13.1   EXCLUSIVITY.   During the Term, eSpeed shall be the sole and
exclusive provider of Electronic Transaction Services to CO2e.com. Nothing in this Agreement shall prevent eSpeed from participating in other markets (whether non-electronic, fully-electronic or partially-electronic) or providing services similar or comparable to the Electronic Transaction Services provided by eSpeed hereunder to any other market (whether non-electronic, fully-electronic or partially-electronic).

     13.2   BINDING NATURE; ASSIGNMENT.   This Agreement and all the covenants
herein contained shall be binding upon the Parties, their respective successors and permitted assigns. No Party shall have the right to assign all or any portion of its rights, obligations or interests in this Agreement or any monies which may be due pursuant hereto without the prior written consent of the other Party, which consent may not be unreasonably withheld except as provided below:

     13.2.1 eSpeed may assign its rights, obligations or interests under this Agreement, in whole or in part, to a 90%-owned subsidiary of eSpeed or its Affiliate; provided, further, however, that such assignment shall not relieve eSpeed from its obligations hereunder.

     13.2.2 CO2e.com may assign its rights, obligations or interests under this Agreement, in whole or in part, to a trading subsidiary that may be established in the future, and that may have a different ownership than CO2e.com. In addition CO2e.com may assign its rights, obligations and interests under this Agreement to a successor that is effectuating an initial Public Offering.

     13.3   WAIVER; AMENDMENTS.   This Agreement may be amended, modified,
superseded, canceled or renewed, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the Parties hereto or, in the case of a waiver, by the Party waiving compliance. Except as otherwise specifically provided in this Agreement, no waiver by either Party hereto of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     13.4   ENTIRE AGREEMENT.   This Agreement constitutes the entire Agreement
of the Parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the Parties with respect to the subject matter hereof.

     13.5   SEVERABILITY.   If any part of any provision of this Agreement or
any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

     13.6   CONSTRUCTION.   This Agreement shall be strictly construed as
independent from any other agreement or relationship between the Parties.

     13.7   GOVERNING LAW.   This Agreement is made pursuant to and shall be
governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof. Each Party hereto
(A) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by any Party, (B) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (C) hereby waives in any such action, suit, or proceeding any offsets or counterclaims or any right to a jury trial. Each Party hereby consents to service of process by certified mail at the address set forth in Section 14.10 below and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party hereto. Final judgment against any party, in any action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (A) by suit, action or proceeding on the conclusive evidence of the fact and of the amount of any indebtedness or liability of the party therein described or (B) in any other manner provided by or pursuant to the laws of such other jurisdiction.

     13.8   HEADINGS.   The descriptive headings in this Agreement are for
convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     13.9   FURTHER ASSURANCES.   The Parties shall, at their own cost and
expense, execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intended purposes of this Agreement.

     13.10   NOTICES.   All notices and other communications hereunder shall be
in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), two days after deposit with an overnight courier, or if mailed, five days after the date of deposit in the United States mails, as follows:

          If to eSpeed:

          135 East 57th Street
          New York, New York 10022
          Attention: General Counsel
          Facsimile: (212) 829-4708

          If to CO2e.com:

          One America Square
          London EC3N 2LS
          Attention: Steve Drummond
          Facsimile: +44 20 7894 8334

The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.

     13.11   NOTIFICATION FAILURE.   The failure of either Party to give notice
of default or to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not be considered a waiver of any other term or condition of this Agreement.

     13.12   COUNTERPARTS.   This Agreement may be executed in one or more
counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of a telecopied version of one or more signatures on this Agreement shall be deemed adequate delivery for purposes of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

                                       ESPEED, INC.

                                       By: /s/ Howard Lutnick
                                          --------------------------------------
                                          Name:  Howard Lutnick
                                          Title: President


                                       CO2E.COM, LLC

                                       By: /s/ Steve Drummond
                                          --------------------------------------
                                          Name:  Steve Drummond
                                          Title: CEO

                                   SCHEDULE A

                               Allocation of Costs

                                                               ------------------------------------------
                                                                     CO2e.com              eSpeed
---------------------------------------------------------------------------------------------------------
Development of systems based on eSpeed proprietary technology                                 X
---------------------------------------------------------------------------------------------------------
Web based technology:

     o    build, programming, functionality, useability testing                               X

     o    branding & design                                              X

     o    content, including e.g. media subscriptions, etc.              X

     o    database technologies                                                               X

     o    images                                                                              X

     o    webtrends, search engine technology research                                        X

     o    subscription search engine positioning services                X

     o    content management systems                                                          X
---------------------------------------------------------------------------------------------------------
Hosting, including all hardware and software, red-alert &                                     X
keynote monitoring
---------------------------------------------------------------------------------------------------------
Backups and backup systems                                                                    X
---------------------------------------------------------------------------------------------------------
24 hour by 7 days a week management of all security,
infrastructure and monitoring of critical network and
communication services, including regular security audits of                                  X
all CO2e.com applications
---------------------------------------------------------------------------------------------------------
Bandwidth for connecting CO2e.com offices at Cantor/eSpeed
locations plus other CO2e.com office locations by prior
agreement; dial-ups; software licensing for website                                           X
development and other CO2e.com applications (e.g. Perforce,
Visual Studio)
---------------------------------------------------------------------------------------------------------
Enterprise software licensing (eg. All that that is already                                   X
covered by eSpeed site license agreements)
---------------------------------------------------------------------------------------------------------
Software licensing for administration and sales (e.g. Act).             X
---------------------------------------------------------------------------------------------------------


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